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EXHIBIT 99.1

        FORM OF PROXY CARD FOR THE SPECIAL MEETING OF
SHAREHOLDERS OF FIRST COLONY BANCSHARES, INC.

FIRST COLONY BANCSHARES, INC.
300 SOUTH MAIN STREET
ALPHARETTA, GEORGIA 30004

PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS—                        , 2003

(THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
FIRST COLONY BANCSHARES, INC.)

        The undersigned shareholder of First Colony Bancshares, Inc. hereby appoints John R. Burgess, Sr. and T. Ken Driskell and each of them, with full power of substitution, as proxies to represent and vote, as designated below, all of the shares of common stock of First Colony Bancshares, Inc., par value $10 per share, held of record by the undersigned on                         , 2003, at the special meeting of the shareholders of First Colony Bancshares,  Inc. to be held at 300 South Main Street, Alpharetta, Georgia 30004, on                         , 2003 at                   , local time, or at any adjournment thereof:

          (1)  Proposal to approve that certain Agreement and Plan of Merger between First Colony Bancshares, Inc. and Main Street Banks, Inc. pursuant to which First Colony Bancshares, Inc. will be merged with and into Main Street Banks, Inc. as described in more detail in the proxy statement/prospectus dated                         , 2003.

For ☐        Against ☐        Abstain ☐

          (2)  In their discretion, to vote upon such other matters as may properly come before the special meeting of shareholders, including, among other things, a motion to adjourn or postpone the special meeting to another time for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against the merger agreement will be voted in favor of any adjournment or postponement of the special meeting.

        The proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, the proxy will be voted for Proposal (1).

(Print Name)
Dated:	, 2003

(Signature(s) of Shareholder)

Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder should sign. Agents, executors, administrators, guardians, trustees, etc., should use full title, and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer.

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  EXHIBIT 99.1